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                                                                EXHIBIT 4(a)(4)

                     FOURTH AMENDMENT TO NOTE PURCHASE AGREEMENT
                                         RE:
                            CREDIT ACCEPTANCE CORPORATION
                       8.87% SENIOR NOTES DUE NOVEMBER 1, 2001

                                                      Dated as of July 1, 1998
To the Noteholders listed on Annex I hereto

Ladies and Gentlemen:

      Credit Acceptance Corporation, a Michigan corporation (together with its successors and assigns, the "Company"), hereby agrees with you as follows:

SECTION 1.  INTRODUCTORY MATTERS.

      1.1   DESCRIPTION OF OUTSTANDING NOTES.   The Company currently has
outstanding $45,900,000 in aggregate unpaid principal amount of its 8.87% Senior Notes due November 1, 2001 (collectively, as in effect immediately prior to the effective date of this Fourth Amendment, the "Original Notes", and as amended hereby, the "First Amended and Restated Notes") which it issued pursuant to the separate Note Purchase Agreements, each dated as of October 1, 1994 (collectively, as amended by the First Amendment to Note Purchase Agreement dated as of November 15, 1995, the Second Amendment to Note Purchase Agreement dated as of August 29, 1996 and the Third Amendment to Note Purchase Agreement dated as of December 12, 1997, the "Agreement"), entered into by the Company with each of the original holders of the Notes listed on Annex 1 thereto, respectively. Terms used herein but not otherwise defined herein shall have the meanings assigned thereto in the Agreement, as amended hereby.

      1.2   PURPOSE OF AMENDMENT.   The Company and you desire to amend the
Agreement and the Original Notes as set forth in Section 2 hereof.

SECTION 2.  AMENDMENT TO THE AGREEMENT AND NOTES.

      Pursuant to Section 10.5 of the Agreement, the Company hereby agrees with you that the Agreement and the Original Notes shall be amended by this Fourth Amendment to Note Purchase Agreement (the "Fourth Amendment") in the following respects:

      2.1   SECTION 1.1

            Section 1.1 is amended and restated in its entirety as follows:

            "1.1  AUTHORIZATION OF NOTES.

                  (a) On November 8, 1994, the Company issued Sixty Million Dollars ($60,000,000) in aggregate principal amount of its 8.87% Senior Notes due November 1, 2001 (the "Original Notes," such term to include

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            each Original Note delivered from time to time prior to the effectiveness of the Fourth Amendment in accordance with any of the Note Purchase Agreements), each:

                        (i) bearing interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of such Original Note at the rate of eight and eighty-seven one-hundredths percent (8.87%) PER ANNUM, payable semi-annually on the first (1st) day of November and the first (1st) day of May in each year commencing on the later of May 1, 1995 or the payment date next succeeding the date of such Original Note;

                        (ii) bearing interest, payable on demand, on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the lesser of

                              (A)   the highest rate allowed by applicable
                        law, or

                              (B)   ten and eighty-seven one-hundredths
                        percent (10.87%) PER ANNUM;

                        (iii) maturing on November 1, 2001; and

                        (iv) in the form of the Original Note set out in Exhibit A, as in effect on the Closing Date.

                  (b) Pursuant to the Fourth Amendment, the Company and the holders of the Original Notes have agreed to amend and restate in full the Original Notes substantially in the form attached to the Fourth Amendment as Attachment 1 thereto (the "First Amended and Restated Notes," such term to include each Original Note, as amended and restated pursuant to the Fourth Amendment, and each First Amended and Restated Note delivered from time to time on or after the effectiveness of the Fourth Amendment in accordance with any of the Note Purchase Agreements). Each First Amended and Restated Note will:

                        (i) be designated a "First Amended and Restated 9.12% Senior Note Due November 1, 2001";

                        (ii) bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof


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                  from the date of such Note at the rate of eight and
                  eighty-seven one-hundredths percent (8.87%) PER ANNUM through (but not including) July 1, 1998, and at the rate of nine and twelve one-hundredths percent (9.12%)
                  PER ANNUM from and after July 1, 1998 to and including the date of maturity thereof, payable semi-annually on the first (1st) day of November and the first (1st) day of May in each year commencing on the payment date next succeeding the date of such First Amended and Restated Note;

                        (iii) bear interest, payable on demand, on any
                  overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the lesser of

                              (A)   the highest rate allowed by applicable
                        law, or

                              (B) (I) ten and eighty-seven one-hundredths percent (10.87%) PER ANNUM if such time is prior to July 1, 1998, or (II) eleven and twelve one-hundredths percent (11.12%) PER ANNUM if such time is on or after July 1, 1998;

                        (iv)  mature on November 1, 2001; and

                        (v) be in the form of the First Amended and Restated Note set out in Exhibit A (as in effect upon the effectiveness of the Fourth Amendment).

                  (c) The Original Notes and the First Amended and Restated Notes are referred to herein, collectively, as the "Notes". The term "Notes" as used herein shall include each Note delivered pursuant to the Note Purchase Agreements and each Note delivered in substitution or exchange for any such Note pursuant to Section 5.2 or Section 5.3, and shall be deemed (i) when reference is made to a date prior to the effective date of the Fourth Amendment, to be a reference to the Original Notes, and (ii) when reference is made to a date on or after the effective date of the Fourth Amendment, to be a reference to the First Amended and Restated Notes."

      2.2   SECTION 6.1

            (a) Paragraph (a) of Section 6.1 is hereby amended and restated in its entirety as follows:


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                  "(a)  TOTAL DEBT. The Company will not at any time
            permit Consolidated Total Debt to exceed any of the following:

                        (i)(A) two hundred seventy-five percent (275%) of
            Consolidated Tangible Net Worth prior to the effective date of the Fourth Amendment, and (B) two hundred percent (200%) of Consolidated Tangible Net Worth from the effective date of the Fourth Amendment until such time (but in no event prior to December 31, 1998) as the Company has maintained a ratio of
            (A) Consolidated Income Available for Fixed Charges for the four consecutive fiscal quarters of the Company most recently ended at such time to (B) Consolidated Fixed Charges for such period of not less than 2.25 to 1.0 for two consecutive fiscal quarters, then two hundred seventy-five percent (275%) of Consolidated Tangible Net Worth, provided however, that for the purposes of this test, Consolidated Total Debt shall be calculated by including all Debt incurred by a Special Purpose Subsidiary, whether or not included therein under GAAP;

                        (ii)  eighty-five percent (85%) of Advances; and

                        (iii) sixty percent (60%) of Gross Current
            Installment Contract Receivables.".

            (b) Section 6.1 is further amended by amending and restating paragraph (f) as follows:

            "(f)  GROSS ADVANCES.   The Company will not at any time
            permit Gross Advances to exceed seventy percent (70%) of Net Installment Contract Receivables; provided, however, that at any time at which the Credit Agreement (as from time to time amended, restated, refinanced, replaced or supplemented) does not permit the amount of Gross Advances to exceed 65% of Net Installment Contract Receivables, the Company shall not permit Gross Advances to exceed sixty-five percent (65%) of Net Installment Contract Receivables.".

      2.3 SECTION 6.2 Section 6.2 is hereby amended by deleting clause (v) thereof and the word "and" immediately preceding such clause and adding the following:

            "(v) 2.0 to 1.0 for the four fiscal quarters ended September 30, 1998 and (vi) 2.25 to 1.0 for any four fiscal quarters ended on or after December 31, 1998."


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      2.4   SECTION 6.3 Section 6.3 is amended to change the reference to
"Fifty-Five Million Dollars ($55,000,000)" in clause (a) thereof to "Two Hundred Million Dollars ($200,000,000)" and to change the reference to "January 1, 1994" in clause (b) thereof to "January 1, 1998".

      2.5   SECTION 6.6

            Clause (a)(i) of Section 6.6 is amended by adding, at the end of said clause prior to the semicolon the following:

            "and any Lien encumbering Securitization Property which is the subject of a Transfer pursuant to a Permitted Securitization".

      2.6   SECTION 6.7

            Paragraph (b) of Section 6.7 is amended by replacing the "." at the end of clause (ii) thereof with "; or" and adding a new clause (iii) which reads as follows:

                  "(iii)      the Transfer of Securitization Property to
            any Special Purpose Subsidiary in connection with a Permitted Securitization."

      2.7   SECTION 6.8

            (a) Paragraph (a) of Section 6.8 is amended by adding at the end of clause (ii) before the period the following:

                  ";

                  (iii) Transfers of Securitization Property to a Restricted Subsidiary or a Special Purpose Subsidiary pursuant to a Permitted Securitization; and

                  (iv) Transfers of the capital stock of a Special Purpose Subsidiary to the Company or a Restricted Subsidiary."

            (b) Paragraph (c) of Section 6.8 is amended by adding "except in connection with a Permitted Securitization," before the word "neither" in the second line thereof.

      2.8   SECTION 6.10      Section 6.10 is amended by adding, after the word
"except" in the third line thereof, the words "(a) a Permitted Securitization or
(b)".

      2.9   SECTION 6.19      New Section 6.19 is added, as follows:

                  "6.19 AMENDMENT OF SECURITIZATION DOCUMENTS.  Once
            executed and delivered pursuant to a Permitted Securitization, the Company covenants


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            that it will not permit the "pertinent terms, conditions or provisions" of the Securitization Documents to be waived, amended, modified or otherwise altered in any material respect adverse to the Company or any Restricted Subsidiary or Special Purpose Subsidiary without the prior written approval of the Required Holders. For purposes of the Securitization Documents, the "pertinent terms, conditions or provisions" thereof shall be deemed solely those terms, conditions or provisions with respect to servicer fees, servicer expenses, defaults, events of default, recourse to the Company or any Restricted Subsidiary, Cleanup Calls or conditions contained therein which are required under or necessary for compliance with this Agreement."

      2.10  SECTION 6.20  New Section 6.20 is added, as follows:

            " 6.20  RESTRICTED PAYMENTS.

                  (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, declare, make, set apart any funds or other property for, or incur any liability to make any Restricted Payment unless, at the time of such action, at least two of the following four organizations shall have assigned an Investment Grade Rating to the Company, the Notes or any other senior unsecured debt obligation of the Company: Moody's Investors Service, Inc., Standard & Poor's Ratings Group, the National Association of Insurance Commissioners (the "NAIC"), or Fitch Investors Services, Inc."

                  (b) The parties hereto specifically acknowledge that the NAIC is not in any way a rating agency with functions such as those performed by Moody's Investors Service, Inc., Standard & Poor's Ratings Group, or Fitch Investors Services, Inc. Further, the parties hereto specifically acknowledge that any rating given to the Notes by the NAIC is not to be interpreted as an expression by the NAIC with respect to the suitability of an investment in the Notes or the likelihood of any payment in respect thereof. In addition, the signatories hereto specifically affirm that the holders of the Notes will not obtain any benefit from satisfaction of the requirement set forth in Section 6.20(a).

                  (c) If the NAIC makes specific reference to Section 6.20(a) and states that it will withdraw any rating or designation of the Notes, or will take any other action adverse to any one or more of the holders of the Notes, as a result of the agreement set forth in Section 6.20(a), the parties hereto hereby agree that:



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

                        (i)   Section 6.20(a) shall, in lieu of the
                  requirement set forth therein, be deemed to require an Investment Grade Rating from at least two of the following three organizations: Moody's Investors Service, Inc., Standard & Poor's Ratings Group, or Fitch Investors Services, Inc.; and

                        (ii)  Clause (iii) of the definition of
                  "Investment Grade Rating" shall be deemed to have been deleted.

            Such changes shall take effect upon delivery of written notice to the Company by the Required Holders referring to such proposed withdrawal or other action and stating that the condition set forth in this Section 6.20(c) has occurred."

      2.11  SECTION 6.21  New Section 6.21 is added, as follows:

                  " 6.21 NO SECURITIZATIONS OTHER THAN PERMITTED
            SECURITIZATIONS. The Company will not, and will not permit any Restricted Subsidiary to, engage in any Securitization Transaction other than a Permitted Securitization. For purposes of this Section, a "Securitization Transaction" means a Transfer of, or grant of a Lien on, Advances, Installment Contracts, accounts receivable and/or other financial assets by the Company or any Restricted Subsidiary to a Special Purpose Subsidiary or other special purpose or limited purpose entity and the issuance (whether by such Special Purpose Subsidiary or other special purpose or limited purpose entity or any other Person) of Debt or of any Securities secured directly or indirectly by interests in, or of trust certificates or other Securities directly or indirectly evidencing interests in, such Advances, Installment Contracts, accounts receivable and/or other financial assets.

      2.12 SECTION 7.1 Section 7.1 is amended to add at the end thereof (following subparagraph (j) thereof), a new paragraph, as follows:

            "In addition to the foregoing, the Company will also deliver to each holder of Notes:

                  (1) as soon as available, and in any event within sixty (60) days of the end of each fiscal quarter, (A) a "static pool analysis" substantially in the form of Exhibit F attached hereto and in any event satisfactory in form and substance to the Required Holders, which analyzes the performance of the Company's and each Restricted Subsidiary's Installment Contracts on a quarterly basis, certified by an authorized officer of the Company as to consistency with prior such analyses, accuracy and fairness of presentation,


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            and (B) a comparable "static pool analysis" which analyzes the performance of any installment contracts related to any Advances transferred or encumbered pursuant to a Permitted Securitization; and

                  (2) within five (5) Business Days after the execution and delivery thereof, a copy of any amendment to, or waiver of any provisions of, the Credit Agreement or Securitization Documents (in each case, as from time to time amended, restated, refinanced, replaced or supplemented)."

      2.13  [RESERVED]

      2.14 SECTION 8.1(c) Section 8.1(c) is amended to add, immediately after the phrase "Section 6.18" appearing therein, the following: "through Section 6.21, inclusive"

      2.15 SECTION 8.1(k) A new clause (k) shall be added to Section 8.1 by deleting the word "or" at the end of clause (i) and adding immediately prior to the period at the end of clause (j) the following:

      "; or

            (k) with respect to the Securitization Documents, the occurrence (beyond any applicable period of grace or cure) of any "servicer event of default" thereunder or the occurrence of any other default (beyond any applicable period of grace or cure) by the Company or any of its Subsidiaries, including any Special Purpose Subsidiary, under the Securitization Documents which can be reasonably expected to result in recourse liability against the Company or any of its Restricted Subsidiaries in an aggregate amount exceeding $2,000,000"

      2.16  SECTION 9.1

            (a) The definition of "Advances" in Section 9.1 of the Agreement is hereby amended by deleting the second proviso and replacing the first proviso with the following:

                  "PROVIDED that Advances shall not include (a) any such
            advances (and the related Installment Contracts) transferred or encumbered pursuant to a Permitted Securitization and not held by the Company or a Restricted Subsidiary, (b) Excess New Dealer Advances or (c) Charged-Off Advances to the extent that such Charged-Off Advances exceed the portion of the Company's allowance for credit losses related to reserves against advances not expected to be recovered, as such allowance would appear in the footnotes to the financial statements of the Company and the Restricted Subsidiaries prepared in accordance with GAAP."



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            (b)   The definition of "Charged-Off Advances" in Section 9.1 of the
Agreement is hereby amended and restated in its entirety as follows:

                  "CHARGED-OFF ADVANCES -- means those Advances which the
            Company or any of its Restricted Subsidiaries has determined, based on the application of a static pool analysis or otherwise, are completely or partially impaired, to the extent of such impairment."

            (c) The definition of "Consolidated Income Available for Fixed Charges" is amended to add, in the first line of paragraph (b) of such definition after the word "amortization", the phrase "(including the amortization of any excess servicing asset)".

            (d) The definition of "Consolidated Net Income" is amended to add to the end of paragraph (c) of such definition (before the semicolon) the following clause:

            "(including, without limitation, any gain on sale generated by a Permitted Securitization, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period) and any interest income generated by a Permitted Securitization, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period".

            (e)   The definition of "Consolidated Tangible Net Worth" in Section
9.1 of the Agreement is hereby amended by adding the following immediately after the end of clause (c):

                        " MINUS

                  (d) without duplication, any capitalized gain on sales of Advances pursuant to a Permitted Securitization, the equity interest in any Special Purpose Subsidiary, any interest income generated by a Permitted Securitization and any excess servicing asset (except to the extent the Company has received a cash benefit therefrom prior to such date),"

            (f) The definition of "Consolidated Total Assets" is amended to add to the end of such definition the following clause:

                  (but excluding from the determination thereof, without duplication, any capitalized gain on sales of Advances pursuant to a Permitted Securitization, the equity interest in any Special Purpose Subsidiary, any interest income generated by a Permitted Securitization and any excess servicing asset, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period)".


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            (g)   The definition of "Credit Agreement" in Section 9.1 of the
Agreement is amended and restated in its entirety as follows:

                  "CREDIT AGREEMENT -- means the Credit Agreement described in Part 2.2(b) of Annex 3, as may be amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time."

            (h) The definition of "Debt" in Section 9.1 of the Agreement is amended by amending and restating the last sentence thereof to read as follows:

                  "Except as provided in Section 6.1(a)(i), neither Debt of any Special Purpose Subsidiary which is an Unrestricted Subsidiary pursuant to a Permitted
                  Securitization nor Dealer holdbacks shall be considered Debt of the Company."

            (i) The definition of "Restricted Investment" in Section 9.1 of the Agreement is amended by deleting the word "and" from the end of clause (k), changing the reference to "clause (k)" in clause (l) to "clause (l)", changing clause (l) to clause (m) and adding a new clause (l) as follows:

                  (l) Investments by the Company or any Restricted Subsidiary in the Company, any Restricted Subsidiary or any Special Purpose Subsidiary from and after the effective date of the Fourth Amendment, consisting of (i) dispositions of specific Advances (and the Company's or such Restricted Subsidiary's interest in the Installment Contracts related thereto) made pursuant to a Permitted Securitization and any resultant Debt issued by a Special Purpose Subsidiary to another Subsidiary as part of a Permitted Securitization, in each case to the extent constituting Investments, (ii) advances by the Company, as servicer of the Installment Contracts covered by a Permitted Securitization, in an aggregate amount not to exceed $750,000 outstanding at any time, to cover the interest component of obligations issued as part of a Permitted Securitization and payable from collections on such Installment Contracts (such advances to be repayable to the Company on a priority basis from such collections), (iii) the repurchase or replacement from and after the date of the effectiveness of the Fourth Amendment of an aggregate amount not to exceed $2,000,000 in Advances (and the Installment Contracts relating thereto) subsequently determined not to satisfy the eligibility standards contained in the applicable Securitization Documents relating to a Permitted Securitization, so long as (x) such replacement is accompanied by the repurchase of or release of encumbrances on Advances previously transferred or encumbered pursuant to such securitization and in the amount thereof, (y) any replacement Advances (and the related Installment Contracts) are selected by the Company according to the


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            requirements set forth in clause (a) of the definition of
            Permitted Securitization and (z) such replacements are made at a time when (both before and after giving effect thereto) no Default or Event of Default exists or would exist, (iv) amounts required to fund any Cleanup Call under the terms of such Permitted Securitization, exercised at a time when (both before and after giving effect thereto) no Default or Event of Default exists or would exist, and (v) the disposition of the capital stock of a Special Purpose Subsidiary; and

            (j) The definitions of "Established Dealer" and "Trailing Twelve Months Payments" are deleted from Section 9.1 of the Agreement.

            (k)   The following definitions are added to Section 9.1:

                  "CLEANUP CALL(s) means (a) in the case of an optional
            cleanup call, a cleanup call to be exercised at the option of the Company or a Special Purpose Subsidiary under the terms of the applicable Permitted Securitization, in an amount not in excess of Five Percent (5%) of the initial proceeds received by the Company or the Special Purpose Subsidiary from the applicable Permitted Securitization, and (b) in the case of a mandatory cleanup call, a mandatory cleanup call to be exercised at the option of the investors under the terms of the applicable Permitted Securitization, in an amount not in excess of Two and One-Half Percent (2 1/2%) of the initial proceeds received by the Company or the Special Purpose Subsidiary from the applicable Permitted Securitization, in either case, such Cleanup Call to be exercisable only at such time as (both before and after giving effect thereto) no Default or Event of Default exists or would exist hereunder and being accompanied by the repurchase or release of encumbrances on Advances previously transferred or encumbered pursuant to such Permitted Securitization in the amount of such cleanup call."

                  "DEALER -- means a Person engaged in the business of the
            retail sale of used motor vehicles, including businesses exclusively selling used motor vehicles and businesses principally selling new motor vehicles, but having a used vehicle department, including any such Person which constitutes an Affiliate of the Company."

                  "DEALER AGREEMENTS -- means the servicing agreements
            between the Company or its Subsidiaries and a participating Dealer which sets forth the terms and conditions under which the Company or its Subsidiaries accepts, as nominee for such Dealer, the assignment of Installment Contracts for purposes of administration, servicing and collection and under which the


                                     11
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            Company or its Subsidiary may make Advances to such Dealers, as such agreements may be in effect from time to time."

                  "FIRST AMENDED AND RESTATED NOTES -- Section 1.1(b)."

                  "FOURTH AMENDMENT -- means the Fourth Amendment, dated
            as of July 1, 1998, to the Agreement."

                  "INSTALLMENT CONTRACTS -- means retail installment
            contracts for the sale of used motor vehicles assigned by Dealers to the Company or a Subsidiary of the Company, as nominee for the Dealer, for administration, servicing and collection pursuant to an applicable Dealer Agreement."

                  "ORIGINAL NOTES -- Section 1.1(a)."

                  "PERMITTED SECURITIZATION(s) -- means each transfer or
            encumbrance (each a "disposition") of specific Advances (and any interest in or lien on the Installment Contracts or other rights relating thereto) by the Company or one or more Restricted Subsidiaries to a Special Purpose Subsidiary conducted in accordance with the following requirements:

            (a) Each disposition shall identify with reasonable certainty the specific Advances covered by such disposition; and the Advances (and Installment Contracts or other rights relating thereto) shall have performance and other characteristics so that the quality of such Advances and related Installment Contracts is comparable to, but not materially better than, the overall quality of the Company's Advances (and related Installment Contracts) as a whole, as determined in good faith by the Company in its reasonable discretion;

            (b) (i) The aggregate principal amount of all Debt incurred, and (without duplication) of Securities issued (other than subordinated Securities issued to and held by the Company or a Subsidiary), by any Special Purpose Subsidiary pursuant to any Permitted Securitization, together with the aggregate principal amount of all other Debt incurred, and (without duplication) Securities issued (other than subordinated Securities issued to and held by the Company or a Subsidiary), by such Special Purpose Subsidiary and/or any one or more other Special Purpose Subsidiaries, pursuant to such Permitted Securitization and/or any one or more other Permitted Securitizations, from and after the effective date of the Fourth Amendment, cumulatively shall not exceed $75,000,000 (which amount shall not be readvanced or reborrowed); (ii) the aggregate value of all


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

                  Advances disposed of by the Company and/or any one or more Restricted Subsidiaries to such Special Purpose
                  Subsidiary pursuant to such Permitted Securitization, together with the aggregate value of all other Advances disposed of by the Company and/or any one or more Restricted Subsidiaries to such Special Purpose
                  Subsidiary and/or any one or more other Special Purpose Subsidiaries, from and after the effective date of the Fourth Amendment, cumulatively (but without duplication) shall not exceed $88,236,000; and (iii) the Company or the Restricted Subsidiary disposing of such Advances shall itself actually receive (substantially contemporaneously with such disposition) cash from each disposition of such Advances in connection with any such securitization transaction in an amount not less than Eighty-Five Percent (85%) of the value of such Advances;

            (c) Each such disposition shall be without recourse (except to the extent of normal and customary representations and warranties given as of the date of each such disposition, and not as continuing representations and warranties) and otherwise on normal and customary terms and conditions for comparable asset-based securitization transactions, which may include, without limitation, Cleanup Call provisions;

            (d) Concurrently with each such disposition, the Company shall permanently reduce the "aggregate commitment" then in effect under the Credit Agreement (as from time to time amended, restated, refinanced, replaced or supplemented) by an amount not less than eighty percent (80%) of the proceeds of each such disposition (net of reasonable and customary third party expenses incurred by the Company in connection therewith), reducing the "line of credit maximum amount" and the "revolving credit maximum amount" on a PRO RATA basis (based on the "aggregate commitment" then in effect) to the extent both such facilities are in effect, each such reduction in the "aggregate commitment" to be accompanied by the prepayments of principal and other sums required under the Credit Agreement and otherwise in compliance with the Credit Agreement (terms in quotation marks in this clause (d) are defined in the Credit Agreement); and

            (e) Both immediately before and after giving effect to such disposition, no Default or Event of Default (whether or not related to such disposition) exists or would exist.

            In connection with each Permitted Securitization, not less than ten (10) Business Days prior to the date of consummation thereof, the Company shall provide to each holder of a Note
            (i) a schedule in the form attached hereto as Exhibit E identifying the specific Advances (and providing collection information regarding the related Installment Contracts) proposed to be covered by such transactions (with evidence supporting its determination under subparagraph (a) of this definition) and (ii) proposed drafts of the material Securitization Documents covering the applicable securitization (and the term sheet or commitment relating thereto); provided that with respect to the securitization transaction to be consummated contemporaneously with the execution of this Fourth Amendment, such schedule and proposed drafts shall have been delivered at least five (5) Business Days prior to the date of consummation thereof. Within five
            (5) Business Days following the consummation thereof, the Company shall have provided to each holder of a Note copies of the material Securitization Documents, as executed, including an updated schedule, substantially in the form of the schedule delivered under clause (i) above, identifying the Advances actually covered by such transaction."

                  "SECURITIZATION DOCUMENTS -- means any note purchase
            agreement (and any notes issued thereunder), transfer or security documents, master trust or other trust agreements, servicing agreement, indenture, pooling agreement, contribution or sale agreement or other documents, instruments and certificates executed and delivered, subject to the terms of this Agreement, to evidence or secure (or otherwise relating to) a Permitted Securitization, as the same may be amended from time to time (subject to the terms hereof) and any and all other documents executed in connection therewith or replacement or renewal thereof."

                  "SECURITIZATION PROPERTY -- (i) amounts advanced by the
            Company or a Restricted Subsidiary under a Dealer Agreement and payable from collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges charged to customers and all monies due or to become due, and all monies received, with respect thereto ("Loans"); (ii) all proceeds (including "proceeds" as defined in the Uniform
            Commercial Code) thereof; (iii) all of the Company's or a Restricted Subsidiary's interest in the Dealer Agreements and Installment Contracts securing payment of Loans, all security interests or liens purporting to secure payment of Loans and all other property obtained upon foreclosure of any security interest securing payment of Loans or any related Installment Contract and all guarantees, insurance (including insurance insuring the priority or perfection of any lien) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Installment Contract whether pursuant to such Installment Contract or otherwise; (iv) all records with respect to Loans, (v) the Company's or a Restricted Subsidiary's right, title and interest in and to business interruption insurance, and
            (vi) all payments received by the Company in respect of Transferred Loans in the form of cash, checks, wire transfers or other form of payment.

                  "SPECIAL PURPOSE SUBSIDIARY -- shall mean any
            Unrestricted Subsidiary of the Company, all of the capital stock of which is owned by the Company or a Restricted Subsidiary, which Unrestricted Subsidiary is formed for the sole purpose of conducting one or more Permitted
            Securitizations and is operated for such purpose in accordance with customary industry practices."

      2.17 AMENDMENT AND RESTATEMENT OF EXHIBIT A. The form of 8.87% Senior Note Due November 1, 2001 set forth as Exhibit A to the Agreement is hereby amended and restated, in its entirety, to be in the form of Attachment 1 attached to this Fourth Amendment. All references to "Exhibit A" in the Note Purchase Agreements shall, if in reference to a date on or after the effective date of the Fourth Amendment, refer to the form of 8.87% Senior Note Due November 1, 2001, as amended and restated hereby.

      2.18 AMENDMENT OF ORIGINAL NOTES. The forms of the respective Original Notes are hereby amended in their entirety to conform to the form of First Amended and Restated 9.12% Senior Note Due November 1, 2001 attached to this Fourth Amendment as Attachment 1. On the effective date of this Fourth Amendment, each of the terms of each outstanding Original Note shall be deemed to be amended to conform with such form, without any further action on the part of the Company or any holder of any Original Note (including, without limitation, any requirement that any holder surrender its outstanding Original Notes to the Company). Upon surrender of any outstanding Original Note, the Company shall deliver to the registered holder thereof a First Amended and Restated Note in the form attached hereto as Attachment 1, dated the date of the last interest payment on such surrendered Original Note and in an aggregate principal amount equal to the unpaid principal amount of such surrendered Original Note, all in accordance with the provisions of Section 5.2 of the Agreement. Without limitation of the foregoing, the amendment and restatement of the Original Notes provided for herein, including, without limitation, the increase in the interest rate applicable to the Notes, shall be effective with respect to any and all of the Notes irrespective of whether any such Notes are surrendered to the Company for reissuance in the form attached to this Fourth Amendment as Attachment 1.

      2.19 ADDITIONAL EXHIBITS. The Agreement is hereby amended to add thereto additional exhibits, designated Exhibit E (Advances/Permitted Securitizations) and Exhibit F (Form of Static Pool Analysis), to read in their entirety as set forth on Attachment 2 and Attachment 3, respectively, hereto.

SECTION 3.  MISCELLANEOUS

      3.1   COUNTERPARTS.     This Fourth Amendment may be executed in any
number of counterparts, each executed counterpart constituting an original, but all together only one Fourth Amendment.

      3.2   HEADINGS.   The headings of the sections of this Fourth Amendment
are for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

      3.3   GOVERNING LAW.    This Fourth Amendment shall be governed by and
construed in accordance with the internal laws of the State of Connecticut.

      3.4   EFFECT OF AMENDMENT.    Except as expressly provided herein (a) no
other terms and provisions of the Agreement or the Notes shall be modified or changed by this Fourth Amendment and (b) the terms and provisions of the Agreement and the Notes, as amended by this Fourth Amendment, shall continue in full force and effect. The Company hereby acknowledges and reaffirms all of its obligations and duties under each of the Agreement and the Notes as modified by this Fourth Amendment.

      3.5 REFERENCES TO THE AGREEMENT. Any and all notices, requests, certificates and other instruments executed and delivered concurrently with or after the execution of the Fourth Amendment may refer to the Agreement without making specific reference to this Fourth Amendment but nevertheless all such references shall be deemed to include, to the extent applicable, this Fourth Amendment unless the context shall otherwise require.

      3.6 COMPLIANCE. The Company certifies that immediately before and after giving effect to this Fourth Amendment, no Default or Event of Default exists or would exist after giving effect hereto.

      3.7 FULL DISCLOSURE. The Company warrants and represents to you that, as of the effective date hereof, none of the written statements, documents or other written materials furnished by, or on behalf of, the Company to you in connection with the negotiation, execution and delivery of this Fourth Amendment contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances in which they were made. There is no fact of which any of the Company's executive officers has actual knowledge which the Company has not disclosed to you which materially affects adversely or, so far as the Company can now foresee, will materially affect adversely the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations set forth in the Agreement (after giving effect to this Fourth Amendment) and the Notes.

      3.8   EFFECTIVENESS OF AMENDMENTS.

      The amendments to the Agreement and the Original Notes contemplated by
Section 2 hereof shall (in accordance with Section 10.5(a) of the Agreement) become effective, if at all, at such time as all of the holders of the Original Notes shall have indicated their written consent to such amendments by executing and delivering the applicable counterparts of this Fourth Amendment. It is understood that any holder of Notes may withhold its consent for any reason, including, without limitation, any failure of the Company to satisfy all of the following conditions:

            (a) This Fourth Amendment shall have been executed and delivered by the Company and each of the holders of the Original Notes.

            (b) The execution, delivery and effectiveness of an agreement, signed by the Company and the requisite holders of the Company's 7.99% Senior Notes due July 1, 2001 issued under Note Purchase Agreements dated as of August 1, 1996, containing amendments to such Note Purchase Agreements and such Notes identical in substance to the amendments set forth in Section 2 hereof.

            (c) The execution, delivery and effectiveness of an agreement, signed by the Company and the requisite holders of the Company's 7.77% Senior Notes due October 1, 2001 issued under Note Purchase Agreements dated as of March 25, 1997, containing amendments to such Note Purchase Agreements and such Notes identical in substance to the amendments set forth in Section 2 hereof.

            (d) The holders of Notes shall have received from the Company a certificate of a Senior Officer, dated the effective date of this Fourth Amendment, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Fourth Amendment and the transactions contemplated hereby.

            (e) The Company's legal counsel shall have delivered an opinion, dated the effective date of this Fourth Amendment, substantially in the form attached as Attachment 4 hereto.

            (f) The Company shall have paid the statement for reasonable fees and disbursements of Hebb & Gitlin, your special counsel, and Seward & Kissel, special counsel solely to The Guardian Life Insurance Company of America, presented to the Company on or prior to the effective date of this Fourth Amendment.

      3.9 AMENDMENT TO CREDIT AGREEMENT. The Company represents that the Third Amendment to the Credit Agreement, as in effect on the date of the effectiveness of this Fourth Amendment, is in the form attached as Attachment 5 hereto.

      [Remainder of page intentionally blank.  Next page is signature page.]

                                                                EXHIBIT 4(a)(4)

      If this Fourth Amendment is satisfactory to you, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this Fourth Amendment shall become binding between us in accordance with its terms.

                                    Very truly yours,

                                    CREDIT ACCEPTANCE CORPORATION

                                    By:        /S/ BRETT A. ROBERTS
                                       ---------------------------------
                                    Name:       BRETT A. ROBERTS
                                    Title:      CFO

ACCEPTED:                     ALLSTATE LIFE INSURANCE CO.

                                    By:   /S/ RONALD A. MENDEL
                                       ---------------------------------
                                    Name:  RONALD A. MENDEL
                                    Title: AUTHORIZED SIGNATORY

                                    THE OHIO CASUALTY INSURANCE
                                    COMPANY

                                    By:   /S/ BARRY S. PORTER
                                       ---------------------------------
                                    Name:  BARRY S. PORTER
                                    Title: TREASURER/CFO

                                    CONNECTICUT GENERAL LIFE
                                    INSURANCE COMPANY
                                    BY CIGNA INVESTMENTS, INC.

                                    By:   /S/ JAMES R. KUZEMCHAK
                                       ---------------------------------
                                    Name:  JAMES R. KUZEMCHAK
                                    Title: MANAGING DIRECTOR

                                    CONNECTICUT GENERAL LIFE
                                    INSURANCE COMPANY
                                    ON BEHALF OF ONE OR MORE SEPARATE ACCOUNTS
                                    BY CIGNA INVESTMENTS, INC.

                                    By:   /S/ JAMES R. KUZEMCHAK
                                       ---------------------------------
                                    Name:  JAMES R. KUZEMCHAK
                                    Title: MANAGING DIRECTOR

                                    WESTERN FARM BUREAU LIFE
                                    INSURANCE COMPANY

                                    By:   /S/ ROBERT J. RUMMELHART
                                       --------------------------------
                                    Name:  ROBERT J. RUMMELHART
                                    Title: FIXED INCOME-VICE PRESIDENT

                                    FARM BUREAU LIFE INSURANCE
                                    COMPANY

                                    By:   /S/ ROBERT J. RUMMELHART
                                       ---------------------------------
                                    Name:  ROBERT J. RUMMELHART
                                    Title: FIXED INCOME-VICE PRESIDENT

                                    WASHINGTON NATIONAL INSURANCE
                                    COMPANY

                                    By:   /S/ ROBERT L. COOK
                                       ---------------------------------
                                    Name:  ROBERT L. COOK
                                    Title: SECOND VICE PRESIDENT

                                    WILLIAM BLAIR & COMPANY, LLC

                                    BY WILLIAM BLAIR & COMPANY, LLC
                                    ATTORNEY-IN-FACT

                                    By:   /S/ JAMES D. MCKINNEY
                                       ---------------------------------
                                    Name:  JAMES D. MCKINNEY
                                    Title: Principal, Manager

                                     ATTACHMENT 1

                                                                    EXHIBIT A

                                    [FORM OF NOTE]
      THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ANY RESALE OR TRANSFER OF THIS NOTE WITHOUT REGISTRATION UNDER THE SECURITIES ACT MAY ONLY BE MADE IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.


                            CREDIT ACCEPTANCE CORPORATION

          FIRST AMENDED AND RESTATED 9.12% SENIOR NOTE DUE NOVEMBER 1, 2001

NO. R-___
$____________
PPN: 225310 A* 2                                                         [DATE]


      CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (the "Company"), for value received, hereby promises to pay to ____________ or registered assigns the principal sum of ____________ DOLLARS ($____________) on November 1, 2001 and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of this Note (i) at the rate of eight and eighty-seven one-hundredths percent (8.87%) PER ANNUM through (but not including) July 1, 1998, and (ii) at the rate of nine and twelve one-hundredths percent (9.12%) PER ANNUM from and after July 1, 1998, payable semi-annually on the first (1st) day of November and May in each year, commencing on the payment date next succeeding the date hereof, until the principal amount hereof shall become due and payable; and to pay on demand interest on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the LESSER of (a) the highest rate allowed by applicable law or
(b) ten and eighty-seven one-hundredths percent (10.87%) PER ANNUM if such time is prior to July 1, 1998, and eleven and twelve one-hundredths percent (11.12%) PER ANNUM if such time is on or after July 1, 1998.

      Payments of principal, Make-Whole Amount, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, in the manner provided in the Note Purchase Agreement (defined below).

      This Note is one of an issue of Notes of the Company issued in an aggregate principal amount limited to Sixty Million Dollars ($60,000,000) pursuant to the Company's separate Note Purchase Agreements, each dated as of October 1, 1994 (collectively, as may be amended from time to time, the "Note Purchase Agreement"), with the purchasers listed on Annex 1 thereto. This Note is entitled to the benefits of the Note Purchase Agreement and the terms thereof are incorporated herein by reference. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Note Purchase Agreement. As provided in the Note Purchase Agreement, this Note is subject to prepayment, in whole or in part, in certain cases without a Make-Whole Amount and in other cases with a Make-Whole Amount. The Company agrees to make required prepayments on account of such Notes in accordance with the provisions of the Note Purchase Agreement.

      This Note is a registered Note and is transferable only by surrender hereof at the principal office of the Company as specified in the Note Purchase Agreement, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing.

      Under certain circumstances, as specified in the Note Purchase Agreement, the principal of this Note (in certain cases together with any applicable Make-Whole Amount) may be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.

      The Company's First Amended and Restated 9.12% Senior Notes due November 1, 2001 (the "First Amended and Restated Notes") amend and restate the Company's 8.87% Senior Notes due November 1, 2001 (the "Original Notes"). The obligations formerly evidenced by the Original Notes are continuing obligations which are evidenced by the First Amended and Restated Notes and nothing contained in the First Amended and Restated Notes shall be deemed to constitute payment, settlement or a novation of such obligations.

      THIS NOTE AND THE NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL CONNECTICUT LAW.

                                    CREDIT ACCEPTANCE CORPORATION



                                    By
                                      ----------------------------------
                                     Name:
                                     Title:

                                     ATTACHMENT 4

                       [FORM OF COMPANY COUNSEL LEGAL OPINION]
                                    July __, 1998



To each of the Persons
listed on Annex 1 hereto

           Re: Credit Acceptance Corporation, a Michigan corporation (the "Company")

Ladies and Gentlemen:

      We have acted as special counsel to the Company and have provided this opinion pursuant to the Fourth Amendment, to Note Purchase Agreement, dated as of July 1, 1998 (the "Fourth Amendment") among the Company and the Persons listed on Annex 1 thereto (the "Holders"), in respect of the separate Note Purchase Agreements, each dated as of October 1, 1994 (collectively, as amended by the First Amendment to Note Purchase Agreement dated as of November 15, 1995, the Second Amendment to Note Purchase Agreement dated as of August 29, 1996 and the Third Amendment to Note Purchase Agreement dated as of December 12, 1997, the "Existing Note Agreement", and as further amended by the Fourth Amendment, the "Amended Note Agreement"), between the Company and each of the Persons listed on Annex 1 thereto (the "Purchasers"), pursuant to which the Company sold to the Purchasers its 8.87% Senior Notes due November 1, 2001 (the "Original Notes"), in the aggregate principal amount of Sixty Million Dollars ($60,000,000). The capitalized terms used herein and not defined herein have the meanings specified in the Amended Note Agreement.

      The law covered by the opinions expressed herein is limited to the federal law of the United States and the laws of the State of Michigan. In rendering the opinion in paragraph (2) below, we have assumed that the laws of the State of Connecticut as to the enforceability of the Amended Note Agreement and the Notes are not different from the State of Michigan (excluding the choice of law rules).

      In our examination, we have assumed the genuineness of all signatures (other than signatures of officers of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals or copies, the conformity with originals of all documents submitted to us as copies and, as to documents executed by the Holders and Persons other than the Company, that each such Person executing documents had the power to enter into and perform its obligations under such documents, and that such documents have been duly authorized, executed and delivered by, and are binding upon and enforceable against, such Persons.

      In rendering our opinion, we have relied, without further investigation or analysis, upon certificates of officers of the Company attached hereto; warranties and representations as to certain factual matters made by the Company and by the Holders in the Amended Note Agreement and in the certificate delivered to the Holders pursuant to the Fourth Amendment.

      In acting as such counsel, we have examined (a) the Existing Note Agreement, (b) the Fourth Amendment, including the form of the Company's First Amended and Restated 9.12% Senior Note due November 1, 2001 attached to the Fourth Amendment as Attachment 1, (c) the bylaws of the Company, (d) the records of proceedings of the board of directors of the Company, (e) a certified copy of the articles of incorporation of the Company, as in effect on the date hereof, and (f) originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates of public officials as we have deemed necessary or appropriate to enable us to render this opinion. The Original Notes held by the Holders, as amended and restated pursuant to the Fourth Amendment, are referred to herein as the "Notes".

      Based upon and subject to the foregoing and to the additional assumptions, qualifications and limitations set forth herein, we are of the opinion that:

      1. The Fourth Amendment has been duly authorized by all necessary corporate action on the part of the Company and has been executed and delivered by a duly authorized officer of the Company.

      2. Each of the Amended Note Agreement and the Notes constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (a) the enforceability thereof may be limited by or subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter affecting creditors' rights generally, and (b) rights or remedies (including, without limitation, acceleration, specific performance and injunctive relief) may be limited by equitable principles of general applicability (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law, and may be subject to the discretion of the court before which any proceedings therefor may be brought.

      3. All consents, approvals and authorizations of Governmental Authorities required on the part of the Company have been obtained in connection with the execution and delivery of the Fourth Amendment.

      4. The execution and delivery of the Amended Note Agreement in accordance with, and subject to the terms and conditions of, the Amended Note Agreement, by the Company and the performance by the Company of its obligations thereunder and under the Notes do not violate any applicable statute, rule or regulation to which the Company is subject.

      5. Under existing law, the amendment of the Original Notes under the circumstances contemplated by the Fourth Amendment is an exempt transaction under the Securities Act and neither the registration of the Notes under the Securities Act, nor the qualification of an indenture with respect thereto under the Trust Indenture Act of 1939, as amended, is required in connection with such transaction.

      In rendering this opinion, we assume no obligation to revise or supplement this opinion should any law now in effect be changed by legislative action, judicial decision or otherwise.

      We acknowledge that this opinion is being issued at the request of the Company pursuant to the Fourth Amendment and we agree that the parties listed on Annex 1 hereto are relying hereon. Future holders of the Notes may rely on this opinion as if it were addressed to them. Except as otherwise provided in this paragraph, no one is entitled to rely on this opinion.

      This opinion is solely for the information of the addressees hereof, and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent (except that you may furnish a copy hereof (i) to any one or more of your employees, officers, directors, agents, attorneys, accountants or professional consultants, (ii) to any state or federal authority or independent insurance board or body having regulatory jurisdiction over any holder of a Note, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action in which you are a party arising out of or in respect of the transactions contemplated under the Amended Note Agreement, and (v) for informational and due diligence purposes only, to prospective transferees of the Notes).

                                     Very truly yours,

                                     ATTACHMENT 2

                                                                      EXHIBIT E

                [FORM OF ADVANCES/PERMITTED SECURITIZATIONS SCHEDULE]

                                     ATTACHMENT 3

                                                                      EXHIBIT F

                            [FORM OF STATIC POOL ANALYSIS]

                                     ATTACHMENT 5

                        [THIRD AMENDMENT TO CREDIT AGREEMENT]